Exhibit 107

Calculation of Filing Fee Table

Table 1 - Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to be Paid	$544,978,872.20	(1)	0.00014760	$80,438.88	(2)
Fees Previously Paid	—		—	$80,438.88
Total Transaction Valuation	$544,978,872.20
Total Fees Due for Filing				$0
Total Fees Previously Paid				$80,438.88
Total Fee Offsets				$80,438.88	(3)
Net Fee Due				$0

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PREM 14A	001-33174	March 4, 2024		$80,438.88
Fee Offset Sources	Carrols Restaurant Group, Inc.	PREM 14A	001-33174		March 4, 2024		$80,438.88

(1)	Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of (1) 56,830,484 shares of Common Stock (including 2,361,428 shares of Common Stock underlying Company RSAs, 150,000 shares of Common Stock underlying Company PSAs, 17,523 shares of Common Stock underlying Company RSUs and 1,841,923 shares of Common Stock underlying Company PSUs that are exchangeable for cash in the Merger) multiplied by (2) the merger consideration of $9.55 and (b) the product of (1) 925,000 shares of Company Common Stock underlying Company Options with an exercise price below the merger consideration of $9.55 multiplied by (2) $2.43, which is the excess of the merger consideration of $9.55 over $7.12, which is the weighted average exercise price of such outstanding Company Option Awards (the sum of (a) and (b), collectively, the “Total Consideration”). The filing fee equals the product of the Total Consideration multiplied by 0.00014760.

(2)	The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2024, was calculated by multiplying $544,978,872.20 by 0.00014760.

(3)	The Company previously paid $80,438.88 upon the filing of its Preliminary Proxy Statement on Schedule 14A on March 4, 2024 in connection with the transaction reported hereby.